Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp, Inc, Appoints Aaron M. Schutt to its Board of Directors

ANCHORAGE, Alaska - December 4, 2018 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today announced that Aaron M. Schutt has been appointed to the Board of Directors, effective immediately.

“Aaron is very well-known throughout Alaska and is highly respected,” said Joe Schierhorn, President and CEO. “He brings a wealth of experience in leadership, strategic planning and operations, and will be a tremendous asset to our Board.”

Schutt is currently President and CEO of Doyon, Limited, an Alaskan Native Regional Corporation and one of the state’s largest land owners. He oversees all business operations of the more than a dozen companies in a variety of industries, including oil and gas services, tourism, utilities, and government contracting. Prior to being named President and CEO in 2011, Schutt served as senior vice president and chief operating officer. During his tenure from 2006 to the present, Doyon has more than tripled annual revenues to $300 million from $96 million, expanded shareholder equity while paying growing dividends, and successfully completed four acquisitions.

Before joining Doyon, Schutt was an attorney at the Anchorage offices of national law firms Sonosky, Chambers, Sachse, Miller & Munson, LLP and Heller Ehrman, LLP, where he represented tribal and Alaska Native Corporation clients in transactional and business matters. He serves as a director of Akeela, Inc. and the Alaska Native Heritage Center. In 2004, Schutt was named as a recipient of the Alaska Journal of Commerce’s “Top 40 Under 40” award.

After graduation from Stanford Law School, Schutt clerked for Alaska Supreme Court Justice Alexander Bryner. He holds a Master of Science degree in civil engineering from Stanford University, and graduated with honors as an S. Town Stephenson scholar from Washington State University with a Bachelor of Science degree in civil engineering.

Schutt is Koyukon Athabascan and is an enrolled member of the Native Village of Tanana. He was born in Anchorage and raised in Tok. He is married to Marissa Flannery and together they have two sons and a daughter.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 15 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Note Transmitted on GlobeNewswire on December 4, 2018, at 12:15 pm Alaska Standard Time.